Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the 2005 Annual Report of Lakeland Bancorp, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lakeland Bancorp, Inc. on Forms S-3 (File No. 333-87306, effective May 1, 2002 and File No. 333-89723, effective October 27, 1999) and on Forms S-8 (File No. 333-17563, effective July 22, 2004; File No. 333-34296, effective April 7, 2000 and File No. 333-89051, effective October 27, 1999.)

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 3, 2006